Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of August __, 2014 (this “Employment Agreement”), by and between Starboard Resources Inc., a Delaware corporation (the “Company”), having a place of business at 300 E. Sonterra Blvd., San Antonio, Texas 78258, and Edward Shaw with address for notices at ___________ (the “Employee” and, together with the Company, the “Parties” and each a “Party”).

RECITAL

WHEREAS, Employee and the Company previously entered into an employment agreement (the “Existing Agreement”) dated as of April 1, 2012 (the “Original Effective Date”); and

WHEREAS, effective as of August 14, 2014  (the “Effective Date”), the Company desires to continue to employ Employee as the Company’s Chief Operating Officer, and Employee desires to accept such continued employment, pursuant to the terms and conditions of this Employment Agreement, which is intended to amend and restate the Existing Agreement in its entirety.

 NOW, THEREFORE, in consideration of the covenants and promises contained herein, the compensation and benefits received by the Employee from the Company and the access given the Employee to the Company’s confidential information and the Company’s customers, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and with the Company’s recognition of the knowledge and expertise provided by the Employee being acknowledged, the Company and the Employee hereby agree that the Existing Agreement shall be amended and restated to read as follows:

1.	Term of Employment.

Subject to the termination provisions set forth elsewhere in this Employment Agreement, the initial term (“Initial Term”) of the Employee’s employment under this Employment Agreement shall terminate on the (3rd) third anniversary of the Effective Date (as defined in the above recitals); provided that the Initial Term shall be automatically extended for additional successive one (1) year terms (the “Additional Terms”) unless either Party gives written notice of non-extension (“Non-Extension Notice”) to the other Party not less than ninety (90) days prior to the end of the then current term of employment hereunder (in which event the term of employment under this Employment Agreement shall terminate effective as of the close of the then existing Employment Term (as defined below)).  The Initial Term, together with all Additional Terms, is referred to in this Employment Agreement as the “Employment Term” which Employment Term is subject to earlier termination in accordance with (and subject to the terms and conditions of) this Employment Agreement.  This Employment Agreement and the Parties’ obligations hereunder shall terminate at the end of the Employment Term, except as otherwise provided for this Employment.

2.	Position and Duties.

(a)
During the Employment Term, the Employee shall serve as Chief Operating Officer and report directly to the Company’s Chief Executive Officer and President (the “Direct Report”). The Employee shall have such duties, functions, responsibilities, and authority as are from time to time delegated to the Employee by the Direct Report or are otherwise consistent with the duties, responsibilities and authority of the executive office held by the Employee; provided that with respect to any specifically delegated duties, functions, responsibilities and authority, such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the office/position of a public company comparable to the Company. During the Employment Term, Employee shall be entitled to report directly to the Direct Report and no other person or persons even if designated by the Direct Report.

(b)
During the Employment Term, the Employee shall: (i) devote substantially all of his time during normal business hours to the business of the Company, fulfill his duties and obligations under this Employment Agreement and use his commercially reasonable best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position, provided, however, that (1) Employee shall not be prevented from serving as a member of the board of directors of a corporation if the Company determines that such membership is (A) not adverse to its interests and (B) do such traveling as may be reasonably required in connection with the performance of such directorship’s duties and responsibilities  and (ii) so long as they do not in any material manner interfere with Employee’s performance hereunder, nothing in this Employment Agreement shall preclude the Employee from devoting time during reasonable periods required for (A) engaging in charitable and community activities and (B) investing his personal assets.

(c)
In connection with the Employee’s employment by the Company under this Employment Agreement, the Employee shall be based at the principal executive offices of the Company, located as of the date hereof in San Antonio, Texas, except for such reasonable travel or field work as the performance of the Employee’s duties in the business of the Company may require. Notwithstanding the foregoing, subject to Section 6(e) below, the Company’s Board of Directors (“Board”) may, in its discretion, determine to relocate the principal offices of the Company for any necessary business purpose, and doing so shall not be a breach of this Employment Agreement.

3.	Hours of Work.

The Employee’s normal days and hours of work shall coincide with the Company’s regular business hours.

4.	Compensation and Benefits.

(g)
Base Salary. (i) During the Employment Term, the Company shall pay to the Employee for his services hereunder a base salary at the rate of $255,000 per year.  Such base salary may, in the discretion of the Board (or committee thereof), be increased but not decreased from time-to-time.

(ii) The base salary referred to above as so increased in accordance with the foregoing is referred to herein as the “Base Salary”.

(iii)
The Base Salary shall be payable in installments in accordance with the general payroll practices of the Company, or as otherwise mutually agreed upon by the Company and the Employee, but no less often than twice monthly.    The Base Salary provided for above shall be effective commencing on the Effective Date.

(h)	Equity Grants.

(i)
The Parties hereby confirm that pursuant to the Existing Agreement, Employee received the following grant of restricted Common Stock (“Existing Award”) as at the Prior Effective Date (which grant is hereby ratified and confirmed in all respects):

116,550 shares of Common Stock.  The Existing Award shall vest in full upon the earliest of (i) an IPO (ii) a Business Combination; and (iii) March 1, 2015. The vesting condition shall require that Employee remain continuously in the Company’s employment pursuant hereto through the occurrence of such vesting event; provided, however, that the Existing Award shall also vest full in in the event of Employee’s Termination Without Cause (as defined below), Employee’s Good Reason Resignation (as defined below), Employee’s death, or Employee’s Disability (as defined below). The Employee acknowledges and agrees that vesting conditions of the Existing Award do not constitute an express or implied promise of continued employment for the vesting schedule set forth herein, for any period, or at all, and shall not otherwise as provided hereby interfere with the Company’s right to terminate the Employment Term under this Employment Agreement in accordance with (and subject to) its terms.  For purposes of this Employment Agreement, an “IPO” shall mean the closing of a sale of shares of the Common Stock of the Company to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.  For purposes of this Employment Agreement, a “Business Combination” shall mean (i) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company (unless, immediately following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of the Common Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities of the Company), (ii) a sale or other disposition of all or substantially all of the assets of the Company (which, for this purpose shall include a liquidation of the Company and/or liquidating distributions to the Company’s owners), or (iii) an acquisition in one or more transactions of 50% or more of the voting power of the voting securities of the Company by any person or by two or more persons acting as a group, other than in the case of this clause (iii) for an acquisition of voting securities issued directly by the Company; in each case, (x) whether in a single transition or series of related transactions and (y) notwithstanding the structure of such transaction.

 (ii)                 Employee shall receive a further equity award (“New Award”) before August 30, 2014 (the “Grant Date”) of options to purchase 450,000 more shares of Common Stock under the Company’s 2014 Equity Incentive Plan approved by the Company’s Shareholders on the date of this Agreement (“Plan”).  The New Award shall be in the form attached hereto as Exhibit A and shall provide, among other provisions, for the following basic terms:

(A)           vesting  over three (3) years from the Effective Date with a one-year cliff (in respect of 150,000 shares) and monthly vesting thereafter of 12,500 shares over the remaining two (2) years; and accelerating

(i) in full (1) immediately prior to a Business Combination on or after the second anniversary of the Effective Date, (2) upon Employee’s Without Cause Termination, (3) upon Employee’s death, (4) upon Employee’s Disability (as defined below), and/or (5) upon Employee’s Good Reason Resignation (each such occurrence described in this clause (i), an “Accepted Full Trigger”) or

(ii) in the case of Business Combination prior to the second anniversary of the Effective Date, options to purchase  an additional 150,000 shares of Common Stock shall vest immediately prior to such Business Condition it being understood that such acceleration of vesting shall (x) be in addition to already then vested options and (y) shall vest in the inverse order of the then remaining scheduled vesting of options (any such Business Combination described in this clause (ii), an “Accepted Partial Trigger”);

(B)           exercise price of $4.75 per share;

(C)           customary cashless exercise provisions;

(D)           stated term of ten (10) years;

(E)           extended exercise period for the full stated option term following the occurrence of an Accepted Full Trigger and/or Accepted Partial Trigger (as the case may be); and

(F)           Reference is made to the  Company's  Executive Incentive Compensation Recoupment Policy (Adopted August 23, 2012) (the "Recoupment Policy").  The Employee agrees that the New Award shall be subject to the Recoupment Policy solely in the case of a financial statement restatement of the Company's financial statements required by applicable securities laws which restatement is material and adverse to the Company and where the Employee's knowing violation of Securities and Exchange Commission rules and regulations (or material written Company financial reporting policy) caused the subject restatement; provided that the recoupment remedy shall only be available to the extent (w) such recoupment for the subject misconduct is then required by applicable securities laws, (x) Employee is a "covered executive" for purposes of such recoupment under the applicable securities laws, (y) the kind of compensation under the New Award subject to recoupment is limited to the kind provided for in the subject applicable securities laws, and  (z) such compensation was paid during the period which is the shorter of (1) the recoupment period provided for in such applicable securities laws and (2) within 36 months of the publication of the subject  financial statements that have been restated. In the event that the Recoupment Policy is hereafter amended to the detriment of the Employee, then, notwithstanding anything else to the contrary, Employee shall have the right to terminate his employment in a Good Reason Termination if such amendment is not required by applicable securities laws or securities exchange listing standards on the exchange on which the Company’s securities are listed for trading.

(i)	Tax Benefits. (i) Anything in this Employment Agreement to the contrary notwithstanding, in the event that

(A)           any payment by or on behalf of the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise, but determined without regard to any additional payments required under this Section) (the “Payments”) is determined to be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Internal Revenue Code (as amended, the “Code”), with the effect that Employee is liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or

(B)           any interest or penalties are incurred by Employee with respect to such Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee hall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes imposed upon the Gross-Up Payment, including, without limitation, federal, state, local or other income taxes, FICA taxes, and additional Excise Tax (and any interest and penalties imposed with respect to such taxes), Employee retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(C)           Payment of Gross-Up. Any Gross-Up Payment shall be paid by the Company to Employee within five days after the receipt by the Company and Employee of the Employee’s accountant’s good faith determination thereof which (absent fraud or manifest error) shall be binding on the Parties.  If as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination hereunder, the Internal Revenue Service or other agency may claim that a greater Excise Tax is due, and thus a greater amount of Gross-Up Payment should have been made by the Company than that determined pursuant to this (an “Underpayment”) then an additional Gross-Up Payment shall be promptly paid by the Company to or for the benefit of Employee.

(ii) The Company shall pay Employee all Employee’s income taxes resulting from the lapse on the forfeiture restrictions on the Existing Award where such payment shall be made as soon as practicable following the lapse of such restrictions.  In addition, Employee shall be entitled to receive a gross-up payment thereon such that Employee ends up bearing no out of pocket income tax expense in connection with the lapse of the forfeiture restrictions on the Existing Award.  All Board and stockholder approvals and other conditions necessary to avoid any adverse tax or securities law consequences or other adverse consequences to the Employee associated with the above-referenced restricted stock awards, options and payments (other than Base Salary during the Employment Term), including without limitation any such applicable consents under Code Sections 162(m), 280G, 409A, 4999, or otherwise or under Rule 16b-3 promulgated by the SEC, will be promptly and timely sought by the Company, and the Company shall use commercially reasonable efforts to ensure that principal investors affiliated with any of the directors of the Board will provide a support letter confirming their consent to such matters in connection with any Board approval hereof and thereof. In addition, it is the intent of the Company and the Employee that all such payments, awards and benefits under this Agreement (including the SAR and the Trigger Bonus (each, as defined below)) shall either be exempt from the application of, or comply with, the requirements of Section 409A and Section 280G of the Code (or other applicable Code Section) and that no award shall be granted, deferred, accelerated, extended, paid out or modified under this Employment Agreement in a manner that would result in the imposition of an additional tax under Section 409A of the Code (or other applicable Code Section) upon the Employee. This Employee Agreement and all awards hereunder shall be construed to the greatest extent possible in a manner that affects such intent. In the event that it is reasonably determined by the Company or its Board that, as a result of Section 409A of the Code (or other applicable Code Section), any payment or delivery of shares in respect of any award of restricted stock or options or SAR under this Employment Agreement may not be made at the time contemplated by the terms of this Employment Agreement or the relevant award agreement, as the case may be, without causing the Employee to be subject to taxation under Section 409A of the Code (or other applicable Code Section), the Company will make such payment and/or delivery of shares on the first day that would not result in the Employee incurring any tax liability under Section 409A of the Code (or other applicable Code Section), and in the event any such award hereunder unavoidably becomes subject to tax under Code Section 409A or 280G (or other applicable Code Section), the Company will provide to Employee a cash bonus in an amount adequate to satisfy any such incremental tax liability (on an after tax basis) on or before the payment due date with respect to such tax liability. The entitlements under this Section 4(c) are referred to in this Employment Agreement as the “Tax Benefits” and they are fully vested and non-forfeitable.

(j)
Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans (including executive bonus plans, cash bonus awards and long-term incentive plans), programs and arrangements that are generally made available by the Company to its senior executives. In addition to the rights of the Employee set forth in the preceding sentence, the Company shall provide (i) health, dental, disability and life insurance for the Employee under such group health, dental, disability and life insurance plans maintained by the Company for its full-time, salaried employees (subject to the terms and conditions thereof) and (ii) a monthly automobile allowance of $1,000.  At Employee’s request, the Company shall transfer the lease of the existing vehicle used by Employee to Employee’s name.  Nothing herein shall require the Company to adopt or maintain any type of benefit plan or policy; provided, however, the Company shall provide health insurance for the Employee and his family at all times during the Employment Term. The Employee acknowledges that any such plan or policy will be subject to deductibles and co-pay requirements provided such terms shall be no less favorable than such terms as exist as at the date hereof. To the fullest extent permitted under applicable law and the Company’s organizational documents, Employee shall be indemnified from any third party claims or liability incurred arising out of the performance of Employee’s duties and responsibilities under this Employment Agreement.  The Company represents, warrants and covenants that, throughout the Employment Term (and thereafter on an “occurrence basis”), (x) Employee shall be entitled to customary indemnification and contributions rights under the Company’s organizational documents and (y) the Company’s errors and omissions and directors and officers insurance policies shall be maintained on customary terms for a public-traded company such as the Company (and on terms no less favorable to Employee which exist as at the date hereof) and shall include Employee  within the definition of the “insured” as an officer and employee of the Company.  Such indemnification/insurance entitlements (“Employee Indemnity Rights”) shall, notwithstanding anything else to the contrary, survive termination of the Employment Term.

(k)
Expenses. During the Employment Term, the Employee shall be entitled to receive reimbursement upon a timely basis (according to the then-current practices of the Company) for all reasonable and necessary out-of-pocket expenses incurred by the Employee in connection with performing his duties and responsibilities hereunder, that are reimbursable in accordance with the Company’s policies from time to time in effect, upon the presentation by the Employee of an itemized monthly accounting of such expenditures, including receipts where required by Company policy or federal income tax regulations.  In addition, upon the execution and delivery of this Employment Agreement by the Parties, the Company shall reimburse and/or pay Employee’s reasonable legal costs incurred in connection with the preparation, execution and delivery of this Employment Agreement.

(l)
Trigger Bonus.  Upon the occurrence of an Accepted Partial Trigger both (i) where Employee’s continued employment following such Accepted Partial Trigger (on terms no less favorable to Employee for the then remaining Term than as provided for in this Agreement) has not been confirmed in writing (the “Confirmation”) by the parties to the Accepted Partial Trigger Business Combination and (ii) where the Confirmation has been received by the Employee at least five business days prior to such Accepted Partial Trigger (such conditions, collectively, the “Confirmation Condition”), then in addition to the acceleration of vesting of the Existing Award and New Award (each as described above in this Agreement) and Employee’s other entitlements under this Agreement resulting therefrom, Employee (and/or his designees) shall be entitled to a guaranteed bonus of $500,000 (the “Trigger Bonus”) if, within twenty (20) business days following the Accepted Partial Trigger, Employee does not give Notice of Termination (as defined below) for Good Reason Termination under Section 6(e)(vii) below.  The Trigger Bonus shall be paid promptly following such 20 business day period; provided that payment of the Trigger Bonus shall be in a manner directed by the Employee in order for the Trigger Bonus to be structured in a tax efficient manner for Employee.  In connection with the payment of the Trigger Bonus, the Company shall not take a position in any reporting, accounting and public filing contrary to the tax efficient manner directed by Employee.

5.	Vacation.

The Employee shall be entitled to accrue, pro rata, fifteen (15) vacation days for each annual period during the Employment Term. Vacation days shall be used during the applicable annual period in which they are accrued; provided that Employee shall be entitled to carry over up to five (5) accrued vacation days from one annual period to the next and all the rest of the accrued vacation time that the Employee does not use during the applicable annual period in which they were accrued shall be forfeited unless the Company shall have requested the Employee, in writing, to modify or postpone a previously planned vacation (all such unused vacation time together with accrued and unused sick days and holidays under applicable Company policies, the “Accrued Unused Days”).

6.	Termination of Employment.

(i)
For Cause. The Company may terminate the Employee’s employment at any time hereunder for Cause (as defined below) (a “For Cause Termination”) upon written notice to the Employee. For purposes of this Employment Agreement, “Cause” means any of the following:

(i)	Dishonesty by the Employee in the performance of his duties and obligations to the Company;

(ii)
the Employee’s non-appeasable conviction of, or entering a plea of guilty, no lo contendere or comparable plea to, any felony or to any misdemeanor involving moral turpitude, in each case, which materially and adversely effects to Company’s reputation and financial condition; and

(iii)
a deliberate and material breach (which breach is committed without reasonable belief that such action (or inaction) giving rise to such breach is in (or not contrary to) the best interests of the Company) by the Employee of any material covenant contained in this Employment Agreement that is to be observed or performed by the Employee that results in a material and adverse effect on the  Company’s financial condition, and the Employee fails to cure such breach or its effects within 30 days of receiving written notice from the Company specifying the facts which constitute Cause under this subsection.

(j)
Without Cause. The Company may in its sole and absolute discretion terminate Employee’s employment hereunder without Cause for any or no reason at any time upon not less than sixty (60) days prior written notice. For purposes of this Employment Agreement, a “Without Cause Termination” means a termination by the Company of Employee’s employment hereunder other than pursuant to a For Cause Termination. For avoidance of doubt, termination by reason of Disability is not a termination by the Company.

(k)	Death. The Employee’s employment hereunder shall terminate automatically upon his death.

(l)
Disability. If the Disability (as defined below) of the Employee occurs during the Employment Term, the Company may notify the Employee of the Company’s intention to terminate the Employee’s employment hereunder for Disability. In such event, the Employee’s employment hereunder shall terminate effective on the 30th day following the date such notice of termination is received by the Employee (the “Disability Effective Date”). For purposes of this Employment Agreement, the “Disability” of the Employee shall be deemed to have occurred only at such time as both, (i) that despite any reasonable accommodation required by law, the Employee is unable to perform the essential functions of his position hereunder as a result of his physical or mental incapacity and (ii) such inability has existed for a period of one hundred twenty (120) days or more in any twelve (12) month period or for one hundred eighty (180) consecutive days.

(m)
Termination by the Employee for Good Reason. The Employee may terminate his employment hereunder if (i) there occurs a material breach by the Company of any provision of this Employment Agreement; or (ii) the Board, in its reasonable discretion, determines to relocate the principal offices of the Company out of San Antonio, Texas, for any necessary business purpose; or (iii) Employee is removed from the position of  Chief Operating Officer other than For Cause or as a result of his death or Disability; or (iv) Employee is required to report to any person or persons other than the Direct Report even if the person(s) designated as the person(s) to whom Employee is to report has been so designated by the Direct Report and/or any other person(s); or (v) a material diminution in Employee duties, responsibilities or authority as provided in this Employment Agreement (or which Employee hereafter agrees to undertake) without Employee’s prior written consent; or (vi) Employee is required to travel on business from the Company’s principal office in San Antonio, TX for than  fifteen (15) days in any three-month period, unless said travel relates to a road show or other meetings or presentations in connection with an offering of securities by the Company; or (vii) Employee receives a Non-Extension Notice or, in the event of a Business Combination where the Confirmation Condition is not timely satisfied; or (viii) the New Award has not been received by the Grant Date; in each case, provided that the Employee has given the Company written notice within ninety (90) days of the occurrence of any event described in (i) through (vi) hereof and the event is not cured (if curable) within thirty (30) days after such notice, and the Employee terminates his employment hereunder within thirty (30) days of the expiration of the aforesaid thirty (30) day cure period. For purposes of this Employment Agreement, a “Good Reason Termination” means a termination by the Employee of Employee’s employment hereunder pursuant to this Section 6(e).

(n)
Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or by the Employee (other than a termination pursuant to Section 6(c)) shall be communicated by a Notice of Termination  to the other Party hereto. For purposes of this Employment Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Employment Agreement relied upon, (ii) in the case of a termination for Disability or a For Cause Termination or a Good Reason Termination, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the Employment Termination Date (as defined in Section 6(g) below). The failure by the Company or Employee, as applicable, to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or Employee hereunder or preclude the Company or Employee from asserting such fact or circumstance in enforcing the Company’s or Employee’s rights hereunder.

(o)
Employment Termination Date. For purposes of this Employment Agreement, “Employment Termination Date” means the effective date of termination of the Employee’s employment hereunder, which date shall be (i) if the Employee’s employment is terminated by his death, the date of his death, (ii) if the Employee’s employment is terminated because of his Disability, the Disability Effective Date, (iii) if the Employee’s employment is terminated by the Company pursuant to a For Cause Termination, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Company pursuant to a Without Cause Termination, subject to Section 6(b) above the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Employee pursuant to a Good Reason Termination, subject to Section 6(e) above, the date on which the Notice of Termination is given, and (v) otherwise, the date on which the Notice of Termination is given, and if none is given, then the date recorded by the Company as the date of termination for purposes of its payroll records.

(p)
Resignation. In the event of termination of the Employee’s employment hereunder for any reason whatsoever other than the death of the Employee, the Employee agrees that if at such time he is a member of the Board or officer of the Company or a director or officer of any of the Company’s subsidiaries, he shall promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the Employment Termination Date.

7.	Company Obligations Upon Termination of Employment.

(a)
Death. If the Employee’s employment hereunder is terminated during the Employment Term by reason of the Employee’s death, the Company shall pay to the Employee’s estate or legal representatives, in a lump sum in cash within thirty (30) days after the Employment Termination Date, a sum equal to the Employee’s accrued and unpaid Base Salary, unpaid reimbursable expenses and the Accrued Unused Days (calculated on a per diem basis based on the then current Base Salary) in each case through the Employment Termination Date (collectively, the “Surviving Benefits”), plus a further six (6) months of the employee’s base salary and benefits, and thereafter the Company shall have no further obligation to the Employee under this Employment Agreement (subject to (x) the survival of the Employee Indemnity Rights and Tax Benefits and (y) the survival of all vested equity entitlements which (as a result of such termination) shall then be nonforfeitable).

(b)
Disability. If the Employee’s employment hereunder is terminated during the Employment Term by reason of the Employee’s Disability, the Company shall pay to the Employee, in a lump sum in cash within thirty (30) days after the Employment Termination Date, the Surviving Benefits and thereafter the Company shall have no further obligation to the Employee under this Employment Agreement) (subject to (x) the survival of the Employee Indemnity Rights and (y) the survival of all vested equity entitlements which (as a result of such termination) shall then be nonforfeitable), except as provided in the immediately following sentence. In addition, the Company shall continue to provide at its expense group medical and dental insurance, as in effect on the Employment Termination Date, to the Employee and to the Employee’s immediate family for a period of eighteen (18) months after the Employment Termination Date.

(c)
For Cause Termination. If the Employee’s employment hereunder is terminated during the Employment Term pursuant to a For Cause Termination, the Company shall pay to the Employee, in a lump sum in cash within thirty (30) days after the Employment Termination Date, the Surviving Benefits, and, thereafter, the Company shall have no further obligations to the Employee under this Employment Agreement (subject to (x) the survival of the Employee Indemnity Rights and Tax Benefits and (y) the survival of all vested equity entitlements which (as a result of such termination) shall then be nonforfeitable).

(d)
Without Cause Termination and Good Reason Termination. If the Employee’s employment hereunder is terminated during the Employment Term by reason of a Without Cause Termination or a Good Reason Termination pursuant to Section 6(e), the Company shall (i) promptly pay Employee the Surviving Benefits, (ii) continue to pay to the Employee the Employee’s then current Base Salary for a period of three (3) years thereafter, either, at the Employee’s option, (A) by lump sum payment or (B) at the regularly scheduled payment intervals following the Employment Termination Date in accordance with the Company’s ordinary course payroll practices,  (iii) continue to provide group medical and dental insurance at the Company’s expense, as in effect on the Employment Termination Date, to the Employee and to the Employee’s immediate family for the 18 month period after the Employment Termination Date, and (iv) pay the Trigger Bonus when due if Employee is entitled to the Trigger Bonus pursuant to Section 4(f) above; and, thereafter, the Company shall have no further obligation to the Employee under this Employment Agreement (subject to (x) the survival of the Employee Indemnity Rights and Tax Benefits and (y) all vested equity (including, without limitation, the Existing Award, the New Award and/or the SAR, as applicable) and the Payment entitlements; each of which (as a result of such termination) shall then be nonforfeitable).  In addition, in the event of the occurrence which gives rise to Employee’s right to Good Reason Termination pursuant to Section 6(e)(viii), Employee shall be entitled to  450,000 fully vested stock appreciation right units which may be settled solely in cash with a base price of $4.75 per unit with a term ending on August 14, 2024 (the “SAR”).  The number of such units and base price thereof are subject to appropriate adjustments for Company stock dividends, stock splits, reverse stock splits, reorganizations, recapitalizations and similar transactions where such adjustments are subject to Employee’s reasonable good faith approval.  Upon such Good Reason Termination, the Agreement shall evidence the SAR (with no further documentation or action required by Employee to be entitled to the SAR).

(e)
Release; No Mitigation; No Offset.  The amounts payable and benefits provided to the Employee pursuant to Section 7 above, other than the accrued benefits unpaid through the Employment Termination Date, shall only be payable or provided if within thirty (30) days following the date of termination the Employee or the Employee’s representative, as the case may be, executes and delivers to the Company a fully effective and irrevocable agreement and general release for Employee’s claims (and potential claims) arising directly and solely in connection with Employee’s employment and the termination thereof in customary form reasonably acceptable to Employee (it being understood that such instrument shall specifically exclude the enforcement of Employee’s surviving rights under Section 7 of this Employment Agreement) which release the Company shall provide to the Employee or the Employee’s representative, as applicable, within seven (7) days following the date of termination (otherwise the Employee shall not be required to execute and deliver such release to receive the subject entitlements). Employee shall be under no obligation to seek other employment or remuneration or otherwise mitigate the obligations of the Company under this Employment Agreement, and there shall be no offset against amounts or entitlements due Employee under this Employment Agreement or otherwise (whether on account of any remuneration or other benefit Employee may subsequently earn or as a result of Employee’s breach of this Agreement).  Any amounts due Employee under this Employment Agreement, the Existing Award, the New Award,  the Employee Indemnification Right or otherwise are considered to be reasonable by the Company and are not in the nature of a penalty and all are non-forfeitable.

8.	Nondisclosure of Confidential and Proprietary Information.

During the Employment Term, the Employee agrees to the following:

(a)
The Employee acknowledges that during the Employment Term, the Employee will have access to and possession of trade secrets, confidential information, and proprietary information (collectively, as defined more extensively below, “Confidential Information”) of the Company, its parents, subsidiaries and affiliates and their respective customers, suppliers and other third parties that do business with them. The Employee recognizes and acknowledges that this Confidential Information is valuable, special and unique to the Company’s business, is owned solely by and is the exclusive property of the Company, is to be used only for the Company’s benefit, and that access to and knowledge thereof are essential to the performance of the Employee’s duties to the Company. During the Employment Term the Employee shall keep secret and shall not use or disclose, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information relating to the Company, its customers, suppliers or other third parties that do business with it except at the request of the Company, and in addition, the Employee shall exercise all reasonable efforts and precautions to prevent such disclosure, breach of confidentiality, or other conduct or action inconsistent herewith; provided, however, that Confidential Information may be disclosed to the extent (i) required by law or court order or (ii) generally available to the public other than by unauthorized disclosure.

(b)	The term “Confidential Information,” means information in whatever form be it written, digital, graphic, electronically stored, orally transmitted or memorized concerning:

i.	the Company’s business or operations plans, strategies, portfolio, prospects or objectives;

ii.	the Company’s structure, products, product development, technology, distribution, sales, services, support and marketing plans, practices, and operations;

iii.	the prices, costs, and details of the Company’s services;

iv.	research and development, new products, licenses, operations or plans;

v.
customers and customer lists, including (A) present customers, customer files and records, and (B) potential customers, prospects or targets (including without limitation, the identities of customers, names, addresses, contact, persons and the customers’ business status or needs) that the Company has identified as potential customers, prospects or targets prior to the termination of Employee’s employment for any reason under this Employment Agreement;

vi.	information regarding the skills, compensation and benefits of other employees of the Company;

vii.	financial records, unpublished financial statements, financial condition, results of the Company’s operations and related information about the Company;

viii.	any other financial, commercial, business or technical information related to any of the products or services made, developed or sold by the Company or its customers.

(c)
Employee does not have an obligation to treat any information as Confidential Information that is: (A) in the public domain through no act, omission or fault of the Employee; (B) within the legitimate possession of the Employee prior to the date hereof, with no confidentiality obligations to a third party; (C) lawfully received from a third party having rights in the information without restriction, and without notice of any restriction against its further disclosure or use; (D) independently developed by the Employee without breaching this Agreement; or (E) disclosed or used by Employee with the prior written consent of the Company. If Confidential Information is required or requested to be produced by law, court order, governmental authority or other third party, the Employee shall immediately notify the Company of that requirement or request and shall assist the Company in obtaining a protective order or other appropriate relief to prevent such production. The burden of establishing the existence of these exceptions shall be the Employee’s.

(d)
The Employee further recognizes that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes, and Employee shall disclose all such Third Party Information to the Company. During the Employment Term and thereafter, the Employee shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with work for the Company, Third Party Information unless expressly authorized by the Company in writing.

9.	No Conflicting Obligations.

The Employee represents and warrants that the Employee has the full right and authority to enter into this Employment Agreement and to render the services as required under this Employment Agreement, and that the execution, delivery, and performance by the Employee of this Employment Agreement do not and will not conflict with or result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which the Employee is a party or by which the Employee is bound, including any agreement to keep in confidence information acquired by the Employee in confidence or in trust prior to employment by the Company. The Employee shall not enter into any agreement or business relationship or incur any obligations to any third party following the date hereof that may conflict with, or interfere with the Employee’s abilities to perform, the Employees duties and responsibilities pursuant to this Employment Agreement.

10.	Return of Company Property.

When the Employee leaves the employ of the Company, the Employee shall deliver to the Company any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its successors or assigns, provided that notwithstanding anything else to the contrary, Employee shall be entitled to retain his mobile telephone number and all data on his mobile device to the extent such data is not Confidential Information.

11. Nondisparagement.

During the Employment Term and for a period of three (3) years thereafter, each Party shall not (and in the case of the Company, the Company shall cause its directors, officers and employees not to) knowingly, directly or indirectly, make negative comments or otherwise disparage the other Party (and, in the case of the Company, the Company’s subsidiaries or affiliates, or any of their respective officers, directors, employees, shareholders, agents or products) in any manner likely to be harmful to such other person or its/his business reputation or personal reputation. The foregoing will not prevent a Party from making any good faith truthful comment or statement to the extent (i) necessary to rebut any untrue public statements made by a Party; (ii) necessary with respect to any litigation, arbitration or mediation involving the enforcement of this Employment Agreement; or (iii) in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings, including depositions in connection with such proceedings (provided that the Party making such statement or comment provides the other Party with prior notice of the foregoing to the extent possible and reasonably cooperates with the other Party in seeking a protective order or other appropriate protection against making such statement or comment).

12.	Notices.

Any notices, requests, demands or other communications required or permitted under this Employment Agreement shall be in writing and shall be deemed to have been given when delivered personally or three (3) days after being mailed by certified mail, return receipt requested, addressed to the Party being notified at the address of such Party first set forth herein, or at such other address as such Party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the Party to be charged therewith.

13.	Miscellaneous.

(a)
Each Party represents, warrants and covenants to the other Party that this Employment Agreement constitutes the legal, valid and binding obligation of the Party making this representation and warranty (the “Representing Party”), enforceable in accordance with its terms, and the execution, delivery and performance of this Employment Agreement by Representing Party does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Representing Party is a party or any judgment, order or decree to which Representing Party is subject.  The Employee represents and warrants to the Company that Employee is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any Person that would be inconsistent with the terms hereof.

(b)	Telephones, stationery, postage, e-mail, the internet and other resources made available to the Employee by the Company are solely for the furtherance of the Company business.

(c)
All construction and interpretation of this Employment Agreement shall be governed by and construed in accord with the internal laws of the State of Delaware, without giving effect to that State’s principles of conflicts of law. In any legal proceeding arising in connection with this Employment Agreement, unless the court of competent jurisdiction awards the Company (or determines in favor of the Company with respect to) more than one-half (1/2) of all of the amounts sought by it (or in dispute) and resolves all non-monetary disputes in the Company’s favor (in which event, Employee shall be deemed to be the non-prevailing Party), the Company shall be the non-prevailing Party (such applicable non-prevailing Party, the “Non-Prevailing Party”). The Non-Prevailing Party to a legal proceeding arising in connection with this Employment Agreement shall bear its own expenses and court costs arising in connection therewith, and the expenses, including without limitation, reasonable attorneys’ fees and costs, reasonably incurred by the other Party in connection with the subject proceeding.

(d)
The Employee and the Company agree that any provision of this Employment Agreement deemed unenforceable or invalid by any court of competent jurisdiction, such provision shall be reformed and modified to make such provision valid and to permit enforcement of the objectionable provision to the fullest permissible extent. It is the intent of the Company and the Employee that this Employment Agreement be enforced to the fullest extent permitted by applicable law. Any provision of this Employment Agreement deemed unenforceable after modification shall be deemed stricken from this Employment Agreement, with the remainder of the Employment Agreement being given its full force and effect. If any term or other provision of this Employment Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Employment Agreement shall nevertheless remain in full force and effect.

(e)
Any waiver granted by a Party of any breach of or failure to comply with any provision or condition of this Employment Agreement by the other Party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Employment Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of (or amendment to any provision of) this Employment Agreement shall be effective unless in a written instrument signed by the Party granting the waiver (or, in the case of an amendment, by both Parties).

(f)
The Employee and the Company independently have made all inquiries regarding the qualifications and business affairs of the other which either Party deems necessary. The Employee affirms that the Employee is knowledgeable and sophisticated as to business matters, including the subject matter of this Employment Agreement, and has read and fully understands this Employment Agreement’s meaning and legally binding effect. The Employee further affirms that, prior to assenting to the terms of this Employment Agreement, the Employee had been provided with a reasonable time to review it, consult with counsel of the Employee’s own choice, and to negotiate at arm’s length with the Company as to the contents of the Employment Agreement. The Employee further affirms that the provisions in this Employment Agreement represent accurately the expression of the Parties’ mutual intent, and that the Employee has entered into this Employment Agreement freely and voluntarily and without pressure or coercion from anyone. Each Party assumes the risk of any misrepresentation or mistaken understanding or belief relied upon by either Party in entering into this Employment Agreement. In resolving any dispute or construing any term or provision in this Employment Agreement, there shall be no presumption made or inference drawn because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft. The Parties acknowledge and agree that this Employment Agreement was negotiated and drafted with each Party being represented by competent counsel of its choice and with each Party having an opportunity to participate in the drafting of the provisions hereof and shall therefore be construed as if drafted jointly by the Parties.

(g)
The Company and the Employee agree that the Employee’s obligations to the Company during the Employee’s employment with the Company, as well as any other obligation of the Employee under this Employment Agreement, may not be assigned to any successor in interest to the Company or any division or affiliate of the Company without the prior written consent of the Employee (it being understood that this Section 12(g) is a material inducement for Employee to enter into this Employment Agreement).  The Employee’s obligations under this Employment Agreement are personal in nature and may not be assigned by the Employee to any other person or entity.

(h)
This Employment Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Party hereto, it being understood that both Parties need not sign the same counterpart. In the event that any signature to this Employment Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ”.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ”.pdf” signature page were an original thereof. At the request of any Party, each other Party shall promptly re-execute an original form of this Employment Agreement or any amendment hereto and deliver the same to the other Party. No Party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Employment Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each Party hereto forever waives any such defense.

(i)	The headings herein are for convenience of reference and shall not form part of, or affect the interpretation of, this Employment Agreement.

(j)
If after the Employment Term. Employee cooperates with the Company and its attorneys in connection with any litigation or other proceeding arising out of or relating to matters of which Employee was involved prior to the termination of Employee’s employment, then the Company will (i) seek to minimize interruptions to Employee’s schedule to the extent consistent with its interests in the matter, (ii) pay Employee a per diem fee (based on the Base Salary as in effect immediately prior to the termination of the Employment Term) for such cooperation, and (iii) reimburse Employee for all reasonable and appropriate out-of-pocket expenses actually incurred by Employee in connection with such cooperation upon reasonable substantiation of such expenses.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Amended and Restated Employment Agreement on the date first above written.

STARBOARD RESOURCES INC.

By:  _____________________________________________________

Name:  ___________________________________________________

Title:    ___________________________________________________

                                                                                                                EMPLOYEE:

_______________________________

                                                                                                                Edward Shaw

EXHIBIT A

FORM OF EQUITY AWARD

NQSO Option #2- 450,000 Shares

Starboard Resources Inc.

Option Agreement

Starboard Resources Inc., a Delaware corporation (the “Company”), hereby grants this __  day of August, 2014, to Edward Shaw (“Participant”), an option to purchase a maximum of 450,000 shares  (“Shares”) of the Company’s Common Stock, $.001 par value per share (“Common Stock”), at the price of $4.75 per Share (the “Exercise Price”), on the following terms and conditions:

WHEREAS, the Participant is employed by the Company pursuant to an Amended and Restated Employment Agreement (as hereafter amended, the “Employment Agreement”) dated August 14, 2014 (the “Effective Date”), and at such time as part of the Company’s agreement to compensate Participant for his services, the Company agreed to issue to the Participant the above-described options to purchase Shares at the Exercise Price.

NOW THEREFORE, the parties hereto agree as follows:

1.  Grant Under 2014 Equity Incentive Plan.

(a)  This option is granted pursuant to and is governed by and subject to the Company’s 2014 Equity Incentive Plan (the “Plan”), the terms and conditions of which are incorporated herein by reference notwithstanding that certain provisions of the Plan are not referenced in this Option Agreement; provided that, notwithstanding anything else to the contrary, in the event of a conflict between the terms of this Option Agreement and the Plan, the terms of this Option Agreement shall govern.  Unless the context otherwise requires, terms used herein shall have the respective meanings set forth in the Plan.

(b)  The granting of the options (collectively, the “Option”) pursuant to the Option Agreement  shall be subject to receipt by the Company of the Employment Agreement executed and delivered by the Participant.

2.  Grant is NOT an Incentive Stock Option, Other Equity Awards.  This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.  This Option is in addition to any other options (and/or equity based awards) heretofore or hereafter granted to the Participant by the Company whether pursuant to the Plan or otherwise.

3.  Exercise of Option and Provisions for Termination.

(a)  Vesting Schedule.

The Option shall vest as follows:  (a) 150,000 Shares shall vest on August 14, 2015 (“Cliff Date”) and (b) thereafter 12,500 Shares shall vest on August 15, 2015 and on each monthly anniversary thereof; in each case, only if as at the Cliff Date and/or such monthly anniversary (as applicable) (i) Participant is then currently providing services pursuant to the Employment Agreement and (ii) Participant has provided continuous services to the Company through such date/anniversary.

Notwithstanding any other provision of this Option Agreement, the Employment Agreement, or the Plan, (i) this Option may not be exercised at any time on or after the Expiration Date (as defined below) and (ii) the vesting of this Option shall accelerate as follows:

(A)  this Option shall become fully vested and exercisable (I) immediately prior to (X) a Business Combination on or after the second anniversary of the Effective Date or (Y) immediately prior to any Business Combination (as defined under the Employment Agreement) prior to the second anniversary of the Effective Date) where Participant’s Options are not to be assumed by, substituted for substantially similar awards by, or replaced (for other awards or consideration) by the successor entity in the Business Combination in accordance with Section 23.1 of the Plan and (II) upon Participant’s (W) death, (X) Disability (as defined under the Employment Agreement), (Y) Without Cause Termination (as defined under the Employment Agreement), and/or (Z) Good Reason Termination (as defined under the Employment Agreement); and

(B)        in the event of a Business Combination prior to the second anniversary of the Effective Date, then this Option shall be subject to an acceleration of vesting in respect of 150,000 Shares where such acceleration shall be in respect of Option Shares scheduled to vest in the last 12 months of the stated vesting schedule of this Option.

The Participant shall also be entitled to the rights of option participants under Section 23.1 of the Plan.

(b)  Method of Exercise.  Subject to the terms and conditions set forth in this Option Agreement and the Plan, this Option shall be exercised by the Participant’s delivery of written notice of exercise to the Company’s Secretary, specifying the number of Shares to be purchased and the aggregate Exercise Price to be paid therefor and accompanied by payment in full in accordance with Section 4 hereof (or the Plan) and Participant’s payment of applicable withholding taxes in full in cash.  Such exercise shall be effective upon receipt by the Company’s Secretary of such written notice together with the required payments of Exercise Price and withholding.  The Participant may purchase less than the number of then vested Shares covered by this Option, provided that no partial exercise of this Option may be for a fractional Share.

(c)  Continuous Services Required.  Subject to Section 3(d) below, this Option may not be exercised unless the Participant, at the time he exercises this Option, is, and has been at all times since the Effective Date, an employee of the Company.

(d)  Exercise Period Upon Termination of Services.  Exercisability of vested Option Shares following termination of Participant’s services to the Company is governed by the Plan; provided that notwithstanding anything else to the contrary, the Participant and his legal representatives shall have until the Expiration Date (as defined below) to exercise vested Option Shares in the event of Participant’s death, Disability, Without Cause Termination and/or Good Reason Resignation (as each such term is defined in the Employment Agreement).

(e)  Expiration Date.  This Option, to the extent vested must be exercised on or before August 14, 2024 (the “Expiration Date”).

4.  Payment of Exercise Price.  Participant may exercise this Option upon notice and payment of the Exercise Price by any of the following methods, unless disallowed by law:

(a)           broker assisted exercise;

(b)           Shares already owned by Participant;

(c)           cash; and/or

(d)           such other methods as may be approved from time to time by the Company’s governing body responsible for administering the Plan (“Administrator”) in accordance with the Plan or otherwise as is customary for publicly traded issuers.

Participant may elect to receive the proceeds of the exercise in either cash or Shares (whole Shares only).

5.  Delivery of Shares.

(a)  General.  The Company shall, upon payment of the aggregate Exercise Price for the number of Shares purchased and paid for, make prompt delivery of such Shares to the Participant; provided, however, that if any law or regulation requires the Company to take any action with respect to such Shares before the issuance thereof, then the date of delivery (but not issuance) of such Shares shall be extended for the period necessary to complete such action.  To the extent Shares in the Company are not certificated, appropriate notation of the issuance of Shares pursuant to the exercise of this Option shall be made in the books and records of the Company (via electronic book entry or other customary method).

(b)  Listing, Registration, Qualification, Etc.  This Option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the Shares subject hereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or that the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of Shares hereunder, this Option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, disclosure or satisfaction of such other condition shall have been effected or obtained on terms reasonably acceptable to the Company.  Nothing herein shall be deemed to require the Company to apply for, effect or obtain such listing, registration, qualification, or disclosure, or to satisfy such other condition.

6.  Nontransferability of Option.  This Option is personal to Participant and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law (other than in connection with Participant’s death or disability (or otherwise) nor shall any such rights be subject to execution, attachment or similar process.  Upon any attempt to so transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this Option or such rights, this Option and such rights shall, at the election of the Company, become null and void.

7.  No Special Employment/Consulting Rights.  Nothing contained in the Plan or this Option Agreement shall be construed or deemed by any person or entity under any circumstances to obligate the Company to continue any employment or consultancy of the Participant for any period.

8.  Rights as a Stockholder.  The Participant shall have no rights as a stockholder of the Company  with respect to any Shares which may be purchased by exercise of this Option (including, without limitation, any rights to vote or to receive distributions) unless and until the Shares are duly issued to the Participant.  No adjustment shall be made for distributions, allocations, or other rights for which the record date or occurrence is prior to the exercise date of the subject Option Shares.

9.  Adjustment Provisions.  The number of Shares under and the Exercise Price of this Option are subject to adjustment in accordance with the terms of the Plan.

10.  Withholding of Taxes.  The Company’s obligation to deliver Shares upon the exercise of this Option shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements as described in Section 14 of the Plan.  The Participant agrees that the Company may withhold from the Participant’s remuneration arising under this Option the appropriate amount of federal, state and local withholding taxes attributable to the Participant’s exercise of the Option.  At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or otherwise as may be permitted under the Plan.  The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration arising under this Option sufficient to satisfy the Company’s withholding obligation or if such obligation is not otherwise satisfied, as determined by the Administrator, the Participant will reimburse the Company on demand, in cash, for the amount underwithheld as long as the subject Issuance has been made.

11.  No Tax Advice from Company.  Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of Shares acquired pursuant to exercise of this Option.  Participant represents that Participant shall consult with any tax consultants Participant deems advisable in connection with the grant of the option and the purchase or disposition of the Shares pursuant hereto, and that Participant is not relying on the Company (or any of its advisors) for any tax advice.

12.  Amendments.  Except as otherwise expressly provided herein, this Option Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

13.  Notices.  All notices under this Option Agreement shall be delivered by hand, sent by commercial overnight courier service or sent by registered or certified mail, return receipt requested, and first-class postage prepaid, to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in a notice by either party to the other.  Notwithstanding the foregoing, any notice sent to such an address in a country other than that from which the notice is sent may be sent by telefax, telegram or commercial air courier.

14.  Code.  Any reference in this Option Agreement to a Section of the Code shall refer to that Section as it reads as of the date of this Option Agreement and as it may be amended from time to time, and to any successor provision.

15.  Severability.  In case any one or more of the terms contained in this Option Agreement shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Option Agreement.  In addition, if any one or more of the terms contained in this Option Agreement shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

16.           Governing Law; Jurisdiction.

           This Option Agreement (and all claims, controversies or disputes arising under (or out of) or related to this Option Agreement or the relationship between the parties) shall be governed by and construed in accordance with and enforced under the laws of the State of Delaware applicable to agreements to be made and to be performed entirely in that State.

17.  No Waiver.

The failure of the Company or the Participant to insist upon strict performance of any provision hereunder, irrespective of the length of time for which such failure continues, shall not be deemed a waiver of such party’s right to demand strict performance at any time in the future.  No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation or provision hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.

18.           Applicability of Recoupment Policy.  The Options are subject to potential recoupment by the Company solely to the extent provided for in Section 4(b)(ii)(F) of the Employment Agreement.

Date of Grant:  August __ ,  2014

STARBOARD RESOURCES INC.

By:_____________________________________
Name:
Title:
         Duly Authorized